Exhibit (m.2)

EXHIBIT A

LIST OF PARTICIPATING FUNDS AND FEES

Effective May 31, 2024

Fund Name	Class	Ticker	Recordkeeping/ Administrative Services Fee(1)	12b-1 Fee(1)
Frontier MFG Core Infrastructure Fund	Institutional	FMGIX	N/A	N/A
Frontier MFG Core Infrastructure Fund	Service	FCIVX	Up to 0.15%	N/A
Frontier MFG Global Sustainable Fund	Institutional	FMSGX	N/A	N/A
Frontier MFG Global Sustainable Fund	Service	FMSRX	Up to 0.15%	N/A

(1)  Annual fee based on the average aggregate daily net asset value of Fund shares held by Customers. The fee shall be paid quarterly, in arrears.